                   As filed with the SEC on September 23, 1999

                           Registration No. 333-83851

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                 AMENDMENT NO. 1

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          ----------------------------


                        GREENVILLE FIRST BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

        South Carolina                      6021                       58-2459561
-------------------------------   ---------------------------        -------------------
(State or other Jurisdiction of   (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)       Identification No.)

                                1805 Laurens Road
                        Greenville, South Carolina 29607
                                 (864) 241-7806

     (Address and Telephone Number of Intended Principal Place of Business)

                          ----------------------------
                              R. Arthur Seaver, Jr.
                             Chief Executive Officer
                                1805 Laurens Road
                        Greenville, South Carolina 29607
                                 (864) 241-7806

           (Name, Address, and Telephone Number of Agent For Service)

                          ----------------------------

                Copies of all communications, including copies of
                  all communications sent to agent for service,
                               should be sent to:

        Neil E. Grayson, Esq.                    Boyd C. Campbell, Jr., Esq.
      C. Russell Pickering, Esq.             Smith Helms Mulliss & Moore, L.L.P.
      J. Brennan Ryan, Esq.                       201 North Tryon Street
Nelson Mullins Riley & Scarborough, L.L.P.              30th Floor
 999 Peachtree Street, N.E., Suite 1400       Charlotte, North Carolina 28202
        Atlanta, Georgia 30309                        (704) 343-2000
           (404) 817-6000                          (704) 334-8467 (Fax)
        (404) 817-6225 (Fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        --------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================

=========================================================================================================
                                                      PROPOSED
                                                       MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE    OFFERING AGGREGATE    REGISTRATION
  SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE            PRICE               FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value....     1,380,000         $10.00           $13,800,000          $3,836*
=========================================================================================================

* Previously paid

===============================================================================

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.



  THIS IS A PRELIMINARY PROSPECTUS AND IS NOT YET COMPLETE. SEPTEMBER 23, 1999


                        GREENVILLE FIRST BANCSHARES, INC.

                       A proposed bank holding company for

                                [BANK LOGO HERE]


                  GREENVILLE FIRST BANK, N.A. (IN ORGANIZATION)


                        1,200,000 Shares of Common Stock
                                $10.00 per share

                         -------------------------------


         We are offering shares of common stock of Greenville First Bancshares, Inc. to fund the start-up of a new community bank, Greenville First Bank, N.A., in organization. Greenville First Bancshares, Inc. will be the holding company and sole owner of the bank. The bank will be headquartered in Greenville County, South Carolina, and we expect to open the bank in the fourth quarter of 1999 or the first quarter of 2000. This is our first offering of stock to the public, and there is no public market for our shares. This is a firm commitment underwriting. The maximum purchase is 5% of the offering, although we may at our discretion accept subscriptions for more. We will request that quotations for the common shares be reported on the Nasdaq OTC Bulletin Board under the symbol "GVBK" or "GVFB".


         THIS IS A NEW BUSINESS. AS WITH ALL NEW BUSINESSES, AN INVESTMENT WILL INVOLVE RISKS. IT IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE SOME OR ALL OF YOUR INVESTMENT. SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                 PER SHARE           TOTAL
                                                 ---------           -----
         Public Offering Price...............    $10.00           $12,000,000

         Underwriter's Discount..............    $  .63           $   756,000

         Proceeds to Greenville  First
         Bancshares .........................    $ 9.37           $11,244,000



         We will pay an underwriter's discount of $.35 on shares sold to our officers and directors and other investors which we have identified, up to 30% of the offering, and $.75 on all other shares sold. The underwriter's discount shown in the table reflects a blended rate based on the assumption that 30% of the shares will have the lower discount. Wachovia Securities has the right to purchase up to an additional 180,000 shares at $10.00 per share, less the underwriter's discount of $.75 per share, within 30 days from the date of this prospectus to cover over-allotments.


         THE UNDERWRITER EXPECTS TO DELIVER THE SHARES OF COMMON STOCK ON __________, 1999.

                              [WACHOVIA LOGO HERE]



                             ___________ ____, 1999

                        GREENVILLE FIRST BANCSHARES, INC.
                  GREENVILLE FIRST BANK, N.A. (IN ORGANIZATION)
                              PROPOSED MARKET AREA













    [INSERT MAP OF SOUTH CAROLINA AND GREENVILLE COUNTY SHOWING MARKET AREA]

                                     SUMMARY

         We encourage you to read the entire prospectus carefully before investing. Unless otherwise stated, all information in this prospectus assumes that the underwriter will not exercise its over-allotment option.

GREENVILLE FIRST BANCSHARES AND GREENVILLE FIRST BANK


         We incorporated Greenville First Bancshares, Inc. in March of 1999 to organize and serve as the holding company for Greenville First Bank, a new national bank proposed to be located in Greenville County. The bank will focus on the local community, emphasizing personal service to individuals and businesses in Greenville County. On September 21, 1999, we received preliminary approval from the Office of the Comptroller of the Currency to open the new bank. Final approval is conditioned upon our raising the required minimum capital, receipt of FDIC approval, and the implementation of proper bank regulatory policies and procedures. We have also filed for deposit insurance for the bank with the FDIC, and we will file for approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank. We expect to receive all final regulatory approvals and open the bank for business in the fourth quarter of 1999 or the first quarter of 2000.

WHY WE ARE ORGANIZING A NEW BANK IN GREENVILLE COUNTY

         Greenville County has a growing and dynamic economic environment that we believe will support Greenville First Bank. It is South Carolina's most populous county with over 340,000 residents, and its growth in median household income and population have consistently outpaced that of the rest of South Carolina. The county and surrounding area is home to several large manufacturing and engineering concerns which provide a stable business foundation and a skilled labor force. In February 1999, the unemployment rate was approximately 3%. One factor in this growth is Greenville County's strategic location on I-85 between Atlanta and Charlotte. Within 12 months, the Southern Connector toll road should be completed. That road will connect I-85 and I-385 through the bank's service area, which we expect to promote additional growth and commercial development.


         We believe that there is an opportunity in Greenville County for a new locally managed bank focused on the community and personalized service to individuals and local businesses. The county's bank and thrift deposits grew over the last five years at an average annual rate of 6.8%, and should continue to grow with the community and its economy. The current trend of consolidation in the banking industry has led to the acquisition of several locally owned community banks in the Greenville County area by large regional and super-regional banks, and caused a decrease over the last two years in the number of financial institutions in the area. Despite the consolidation trend and growth of deposits in the area, excluding the effect of recent acquisitions, deposits at the large banks actually fell from 1997 to 1998. We believe that this indicates many residents in the area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks. We believe that the combination of fewer financial institutions, positive deposit growth rate, good economic conditions, and the consolidation of existing community banks into larger banks creates an excellent environment for a new community oriented bank.

         Taking advantage of this opportunity, Greenville First Bank will be the first independent bank organized in the City of Greenville in over ten years. We will emphasize personal service and the client relationship. We will foster client relationships by establishing "relationship teams" composed of senior officers who will work directly with individual clients to match specific loan and deposit specialties with their needs. We will emphasize our local ownership and management and our strong ties to the Greenville County community. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker. We believe our client oriented approach will appeal to the individuals and small businesses in Greenville County and will stand in contrast to the "one size fits all" philosophies of our larger competitors.

OUR BOARD OF DIRECTORS AND MANAGEMENT

         Greenville First Bancshares was founded by ten local business leaders who have lived in Greenville for many years. They are also community leaders and serve on numerous charitable and service organizations throughout Greenville County. We believe our directors' long-standing ties to the community and their significant business experience will provide Greenville First Bank with the ability to effectively assess and address the needs of our proposed market area.

         Our Board of Directors consists of the following:

         -     Andrew B. Cajka, Jr.         -    Rudolph G. Johnstone, III
         -     Mark A. Cothran              -    Keith J. Marrero
         -     Leighton M. Cubbage          -    James B. Orders, III
         -     Fred Gilmer, Jr.             -    R. Arthur "Art" Seaver, Jr.
         -     Tecumseh Hooper, Jr.         -    William B. Sturgis

         We have attracted a strong management team with many years of banking experience and service to the Greenville area. Our management team currently consists of the following individuals:

         - Art Seaver will serve as the president and chief executive officer for the holding company and the bank. He has over 13 years of banking experience in the Greenville area. Until he began preparations to open Greenville First Bank, he served as an executive officer at Greenville National Bank, which was acquired by Regions Bank in 1998.

         -        Fred Gilmer, Jr. will serve as our senior vice president. Mr.
                  Gilmer has over 40 years of experience in the financial services industry in the Greenville area. He was most recently the executive officer in charge of client relations for Greenville National Bank.


         - Jim Austin will serve as our senior vice president and chief financial officer. Mr. Austin has 20 years of experience in the financial services industry in the Greenville area, including 12 years as senior vice president and controller of American Federal Bank.


         We are in the process of assembling our management team. We are looking for individuals who reside in the Greenville area and have significant local banking experience and a history of service to the community. Because of the recent merger and acquisition activity in the market, we believe there is an abundance of local experienced banking executives who would be interested in joining our community banking effort.

PRODUCTS AND SERVICES

         We plan to offer most of the products and services offered by larger banks by utilizing modern delivery systems coupled with personalized service. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We will competitively price our deposit products which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier's checks, credit cards, cash management services, safe deposit boxes, travelers checks, direct deposit, automatic drafts, and U.S. Savings Bonds. We intend to deliver our services though a variety of methods, including ATMs, banking by mail, telephone banking, internet banking, drive through banking, and courier services for commercial customers throughout Greenville County.

THE OFFERING AND OWNERSHIP BY MANAGEMENT


         We are offering 1,200,000 shares of our common stock for $10.00 per share. Our organizers and executive officers intend to purchase 238,500 shares, which represents 19.9% of the shares outstanding after the offering. To compensate them for their financial risk and efforts in organizing the bank, our organizers will receive warrants to purchase one share of common stock for $10.00 per share for every two shares they purchase in this offering. We hope to sell the remaining shares to individuals and businesses in Greenville County who share our desire to support a new local community bank. The number of shares of common stock offered does not include the exercise of the underwriter's over-allotment option to purchase up to 180,000 shares of our common stock.

USE OF PROCEEDS


         We will use the first $8,500,000 we raise in this offering to capitalize Greenville First Bank. This is the minimum amount of capital our banking regulators will require for us to open the bank. We will use the remaining net proceeds of the offering to pay our expenses of this offering and of organizing the holding company and the bank, and to provide general working capital for the holding company. The bank will use the funds it receives from Greenville First Bancshares to pay expenses, lease and furnish its offices, and provide working capital to operate the bank. For more detailed information see "Use of Proceeds" on page 10.


WE DO NOT INITIALLY PLAN TO PAY DIVIDENDS

         Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

LOCATION OF OFFICES

         Our temporary executive offices are located at 1805 Laurens Road, Greenville, South Carolina 29607. Our telephone number is (864) 679-9000. Our permanent office will be located at the corner of Haywood Road and Halton Road in Greenville, South Carolina. During construction of our main office, we will utilize a modular bank facility located on the same site. We plan to open for business in this temporary modular office in the fourth quarter of 1999 or the first quarter of 2000. Within the first four years of operation, we also plan to open two "service centers" located strategically in our primary service area. These service centers will perform limited bank functions including deposit and ATM services. We believe these service centers will expand our market presence and provide additional convenience to our customers. We will need to obtain regulatory approval before we can open these centers. We believe that these facilities will adequately serve the bank's needs for its first four years of operation.

                                 RISK FACTORS

         The following is a summary of some of the risks which we will encounter in starting and operating the new bank. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or all of your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

SOUTH CAROLINA STATE LAW AND ANTI-TAKEOVER DEVICES WE HAVE ADOPTED WILL SIGNIFICANTLY LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

         In many cases, shareholders receive a premium for their shares when a company is purchased by another. However, under South Carolina law no other financial institution may acquire control of Greenville First Bancshares until we have been in existence for five years. In addition, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to purchase Greenville First Bancshares without approval of our board of directors. For a discussion of some of these provisions, please see "Description of Capital Stock - Anti-takeover Effects" on page 36.

WE ARE A NEW BUSINESS AND CANNOT BE SURE WHETHER WE WILL BE SUCCESSFUL.

         Neither Greenville First Bancshares nor Greenville First Bank has any operating history. The operations of new businesses are always risky. Because Greenville First Bank has not yet opened, we do not have historical financial data and similar information which would be available for a financial institution that has been operating for several years.

WE EXPECT TO INCUR CUMULATIVE LOSSES FOR AT LEAST TWO YEARS AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

         In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and may not be profitable for several years. Although we expect to become profitable in our second year, there is a risk that we may never become profitable and that you will lose part or all of your investment.

WE CANNOT OPEN THE BANK FOR BUSINESS UNTIL WE RECEIVE REGULATORY APPROVALS, WHICH ARE AT THE DISCRETION OF OUR REGULATORY AGENCIES.


         We cannot begin operations until we receive all required regulatory approvals. Although we have received preliminary approval from the Office of the Comptroller of the Currency to open the bank, and have filed an application with the FDIC for deposit insurance, we will not receive all required final approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We expect to receive final approvals by the fourth quarter of 1999 or the first quarter of 2000, but it may take longer. If we ultimately do not open, we anticipate that we will dissolve the company, and return to our investors all funds remaining after paying the expenses incurred through such time.


ANY DELAY IN OPENING GREENVILLE FIRST BANK WILL RESULT IN ADDITIONAL LOSSES.

         We intend to open the bank in the fourth quarter of 1999 or the first quarter of 2000. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

WE WILL DEPEND HEAVILY ON ART SEAVER, AND OUR BUSINESS WOULD SUFFER IF SOMETHING WERE TO HAPPEN TO HIM OR IF HE WERE TO LEAVE.

         Art Seaver will be our president and chief executive officer. He will provide valuable services to us, and he would be difficult to replace. We have an employment agreement with Mr. Seaver and carry $600,000 of insurance on his life payable to the bank. Nevertheless, if he were to leave, our business would suffer.

THE OFFERING PRICE OF $10.00 WAS DETERMINED ARBITRARILY AND IT WILL FLUCTUATE ONCE THE SHARES BECOME FREELY TRADED AFTER THE OFFERING.

         Because we do not have any history of operations, we determined the price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors which are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

         Initially, there will be no established market for our common stock. After the offering, we will encourage broker-dealers to match buy and sell orders for our common stock on the Over-the-Counter Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock.

WE WILL FACE STRONG COMPETITION FOR CUSTOMERS FROM LARGER AND MORE ESTABLISHED BANKS WHICH COULD PREVENT US FROM OBTAINING CUSTOMERS AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT CUSTOMERS.

         We will encounter strong competition from existing banks and other types of financial institutions operating in the Greenville County area and elsewhere. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like First Union Bank, BB&T, Carolina First, Bank of America, and Wachovia. These institutions offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Marketing Opportunities- Competition" on page 16 and "Supervision and Regulation" starting on page 23.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING GREENVILLE COUNTY, SOUTH CAROLINA, COULD REDUCE OUR CUSTOMER BASE, OUR LEVEL OF DEPOSITS, AND DEMAND FOR FINANCIAL PRODUCTS SUCH AS LOANS.

         As a holding company for a community bank, our ultimate success will be dependent on the economy of the community. We will operate in Greenville County, South Carolina, and in particular the central area of the county, which includes the City of Greenville. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business.

AS A BANK, OUR PROFITABILITY DEPENDS ON THE INTEREST RATES WHICH WE PAY ON DEPOSITS AND COLLECT ON LOANS. INTEREST RATES HAVE HISTORICALLY VARIED GREATLY AND WE CANNOT PREDICT OR CONTROL THEM.


         Our profitability depends, in large part, on the difference between the income we earn on loans and other assets and the interest we pay on deposits and other borrowings. This difference is largely determined by interest rates. Interest rates will be affected by the local, national, and international economies and by the credit policies of monetary authorities, particularly the Federal Reserve Board of Governors. Interest rates have historically varied widely and we cannot control or predict them. Large moves in interest rates may decrease or eliminate our profitability.


WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 15% of the bank's capital and surplus. We expect that our initial legal lending limit will be approximately $1,275,000 immediately following the offering, but we intend to impose an internal limit on the bank of 80% of this amount, or approximately $1,000,000. Until the bank is profitable, our capital will continue to decline and therefore our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not have any plans to issue any shares of preferred stock at this time.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

         We will be subject to extensive federal and state government supervision and regulation. Our ability to grow and achieve profitability may be adversely affected by state and federal laws and regulations that limit a bank's right to make loans, purchase securities, and pay dividends. These laws are intended primarily to protect Greenville First Bank's depositors and are not for the benefit of shareholders. In addition, the burdens and restrictions imposed by federal and state banking regulations may place us at a competitive disadvantage to competitors who are less regulated. Future legislation or governmental policy could also adversely affect the banking industry and Greenville First Bank's operations. See "Supervision and Regulation" on page 23.

THE EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE STOCK DILUTION AND MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.


         The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in Greenville First Bancshares. Upon completion of the offering, we will issue to the organizers warrants to purchase one share of common stock at $10.00 per share for every two shares they purchase in the offering. If the organizers purchase 238,500 shares in the offering, we will issue warrants to purchase an additional 116,250 shares of common stock to them. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH COULD DILUTE YOUR OWNERSHIP.

         Although we do not believe we will need additional capital during the next twelve months to start and maintain our planned business activities, we may need additional capital in the future to support our business, expand our operations, or maintain our minimum net capital requirements as set forth by our applicable bank regulatory agencies. There is no assurance that we will be able to sell additional shares to raise that capital. If we do sell additional shares of common stock in the future to raise capital, the sale could significantly dilute your ownership interest.

WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS IN THE MOST PROFITABLE MANNER.


         After capitalizing Greenville First Bank with $8,500,000, we will have broad discretion in allocating a total of approximately $2,600,000, or 22% of the gross proceeds of the offering. Initially we plan to invest these proceeds in United States government securities or deposit them with the bank, and in the long term we intend to use them for general corporate purposes. We cannot predict the extent we will allocate these funds to income-generating assets, capital assets, or liquidity. Although we intend to utilize these funds to serve Greenville First Bancshares' best interest, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds.


IT IS POSSIBLE THAT OUR COMPUTER SYSTEMS OR THOSE OF OUR PROCESSING VENDORS OR LOAN CUSTOMERS COULD FAIL TO OPERATE ON JANUARY 1, 2000.

         Like many financial institutions, we will rely upon computers for conducting our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to read or interpret the new year and there may be widespread computer malfunctions. We will generally rely on software and hardware developed by independent third parties to provide our information systems. We will request warranties about Year 2000 compliance from the primary third party hardware and software system providers we use. We believe that our other internal systems and software, including our network connections, will be programmed to comply with Year 2000 requirements, although there is a risk they may not comply. Based on information currently available, we believe that we will not incur significant expenses in connection with the Year 2000 issue.

         The Year 2000 issue may also negatively affect the business of our customers. We intend to include Year 2000 readiness in our lending criteria to minimize this risk. However, we cannot be certain that this will eliminate the issue, and any financial difficulties our customers experience as a result of Year 2000 issues could impair their ability to repay loans to the bank.

         There is a possibility that we may not open the bank until after January 1, 2000, at which time we believe that most of the uncertainty surrounding the Year 2000 issue should be resolved. In this event, our risks associated with computer malfunctions should be greatly reduced, but we will still seek to ensure that our computer systems and our major vendors' and clients' computer systems are in compliance and functioning properly.
For more information on Year 2000 issues, please refer to page 14.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" concerning Greenville First Bancshares and Greenville First Bank and their operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on many factors about which we are unsure, including those discussed above. Many of these risks and factors are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," and similar expressions identify such forward-looking statements. The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors" beginning on page 6 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

                                 USE OF PROCEEDS


         We estimate that we will receive net proceeds of $11,113,000 from the sale of 1,200,000 shares of common stock in the offering, after deducting underwriting discounts and commissions and estimated organizational and offering expenses. If the underwriter exercises its over-allotment option in full, we will receive $1,665,000 in additional proceeds. We have established a line of credit in the amount of $600,000 at the prime rate to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We intend to pay off this line of credit with proceeds that we receive from this offering. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY GREENVILLE FIRST BANCSHARES

         The following table shows the anticipated use of the proceeds by Greenville First Bancshares. We describe the bank's anticipated use of proceeds in the following section. As shown, we will use $8,500,000 to capitalize the bank. We will initially invest the remaining proceeds in United States government securities or deposit them with Greenville First Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or acquiring other financial institutions. We currently plan to open two limited operation "service centers" in the Greenville area in the next four years. We do not have any other definitive plans for expansion.


                                                                        Total
                                                                     ------------
Gross proceeds from offering..................................       $ 12,000,000
Underwriter's discount........................................       $    756,000
Expense of organizing Greenville First Bancshares.............       $     25,000
Expense of offering...........................................       $    106,000
Investment in capital stock of the bank.......................       $  8,500,000
                                                                     ------------
Remaining proceeds............................................       $  2,613,000
                                                                     ============

USE OF PROCEEDS BY GREENVILLE FIRST BANK


         The following table shows the anticipated use of the proceeds by Greenville First Bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by Greenville First Bancshares as described above. During the 10 month period between the opening of the bank and the completion of our permanent facilities, we will conduct operations from a modular facility. This facility will require an initial payment of $13,050, a monthly lease payment for the modular unit of $5,880, and a monthly lease payment for the land of $500. When completed, we will then move into our permanent facility at an initial base rent payment of $16,667 per month. We expect our main office to be completed by August 2000. The table shows the cost of the temporary and permanent facilities for a period of twelve months from the completion of the offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank.

                                                              Total
                                                           -----------
Investment by Greenville First Bancshares in the
   bank's capital stock.................................   $ 8,500,000
Organizational and pre-opening expenses of the bank.....   $   500,000
Furniture, fixtures and equipment.......................   $   247,000
Initial payment and lease of temporary facilities and      $    76,850
land (10 months)........................................
Lease of permanent facilities (2 months)................   $    33,330
Construction of leasehold improvements..................   $    65,000
                                                           -----------
Remaining proceeds......................................   $ 7,577,820
                                                           ===========

                                 CAPITALIZATION

         The following table shows Greenville First Bancshares' capitalization as of June 30, 1999, and the pro forma consolidated capitalization of Greenville First Bancshares' and the bank as adjusted to give effect to the sale of 1,200,000 shares in this offering, after deducting the underwriter's discount and expenses of the offering. Greenville First Bancshares' capitalization as of June 30, 1999 reflects the purchase of ten shares by Art Seaver for $10.00 per share. These shares will be redeemed after the offering. After the offering, we will have 1,200,000 shares outstanding. The "As Adjusted" column reflects the estimated cost of organizing Greenville First Bancshares and organizing and preparing to open Greenville First Bank through the expected opening date, which should be in the fourth quarter of 1999 or the first quarter of 2000. See "Use of Proceeds" above.

                                                                                   As Adjusted
                                                                                        For
                                                              June 30, 1999        The Offering
                                                              -------------        ------------
SHAREHOLDERS' EQUITY:

Common Stock, par value $.01 per share; 10,000,000
     shares authorized; 10 shares issued and
     outstanding; 1,200,000 shares issued and
     outstanding as adjusted ........................          $    0.10           $     12,000

Preferred Stock, par value $.01 per share; 10,000,000
shares authorized; no shares issued and outstanding                    0                      0

Additional paid-in capital ..........................          $   99.90           $ 11,101,000

Deficit accumulated during the pre-opening stage ....          $(152,109)          $   (500,000)
                                                               ---------           ------------

Total shareholders' equity (deficit) ................          $(152,009)          $ 10,613,000
                                                                                   ============
Book value per share ................................          $     N/A           $       8.84
                                                               =========           ============



                                 DIVIDEND POLICY

         We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Greenville First Bank's ability to pay dividends to Greenville First Bancshares, which depends on the profitability of the bank. In order to pay dividends, the bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" on page 26 and "Supervision and Regulation - The Bank - Capital Regulations" on page 27. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                                    OPERATION


GENERAL

         Greenville First Bancshares was formed to organize and own all of the capital stock of Greenville First Bank. On September 21, 1999, we received preliminary approval from the Office of the Comptroller of the Currency to open the new bank. We have also filed for deposit insurance for the bank with the FDIC. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the Office of the Comptroller of the Currency and the FDIC, including capitalization of the bank with at least $8,500,000 of capital. Upon preliminary approval from the FDIC, we will file an application with the Federal Reserve to become a bank holding company, which must be approved before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals by the fourth quarter of 1999 or the first quarter of 2000.


FINANCIAL RESULTS

         As of June 30, 1999, Greenville First Bancshares had total assets of $56,440, consisting primarily of cash and deferred organization and offering costs. Greenville First Bancshares incurred a net loss of $152,109 for the period from its inception in February of 1999 through June 30, 1999.

EXPENSES

         On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

         - $756,000 in commissions to the underwriter, which will be deducted from the proceeds of the offering.
         - $106,000 in other expenses of the offering, which will be subtracted from the proceeds of the offering.

         - $25,000 in expenses of organizing Greenville First Bancshares, which will be charged against the income of Greenville First Bancshares.

         - $500,000 in expenses to organize and prepare to open Greenville First Bank, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of Greenville First Bank.


         Prior to our completion of this offering, these expenses will be funded by a $600,000 line of credit at the prime rate. We will use the proceeds of this offering to repay amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation's financial needs for at least the next 12 months.


OFFICES AND FACILITIES


         Our main office will be located on a 1.3 acre site at the corner of Haywood Road and Halton Road in Greenville, South Carolina. We intend to construct a 14,000 square foot building there to serve as our main office. Halton Properties, Inc., a company owned by one of the organizers and directors of Greenville First Bancshares, will finance the purchase of the site and the construction of the main building at a total expected cost of approximately $1,623,000. Upon completion of the main office, which we expect to occur in the third quarter of 2000, we will lease the land and building for 20 years at an initial base rent of $16,667 per month. Prior to the completion of our main office, we will utilize a temporary modular bank facility located on the same site. During this period, we will lease the site from Halton Properties for $500 per month and the modular facility from a third party lessor for $5,880 per month. We plan to open the temporary office in the fourth quarter of 1999 or the first quarter of 2000. Within the first four years of operation, we also plan to open two "service centers" located strategically in our primary service area. These service centers will perform limited bank functions. They will expand our market presence and provide additional convenience to our customers. We believe that these facilities will adequately serve the bank's needs for its first four years of operation.

LIQUIDITY AND INTEREST RATE SENSITIVITY


         Greenville First Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheets so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity.


         Liquidity refers to our ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.


         Other than this offering, we know of no trends, demands, commitments, events, or uncertainties that should result in, or are reasonably likely to result in, Greenville First Bancshares' or the bank's liquidity increasing or decreasing in any material way in the foreseeable future. However, if the bank is open before January 1, 2000, we expect to increase our cash on hand because consumer uncertainty about the Year 2000 may cause a higher than normal rate of deposit withdrawal.


CAPITAL ADEQUACY

         Capital adequacy for banks and bank holding companies is regulated by the Office of the Comptroller of the Currency, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are (i) risk-based capital guidelines and (ii) the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Capital Regulations" on page 27 for a more detailed discussion.

YEAR 2000 ISSUES

         Like most financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000 some computers will be unable to "read" the new year resulting in computer malfunctions.


         We will be generally relying on independent third parties for our information processing needs. We have entered into an agreement with The InterCept Group, Inc. to process our daily account and transactional data; to provide our teller, accounting, and internet computer systems; and to provide our ATM switching and processing services. We plan to request and review Year 2000 testing protocols and results from The InterCept Group and each of our primary vendors. We plan to receive Year 2000 warranties from each vendor confirming their Year 2000 compliance, although the remedies available under such agreements generally include standard disclaimers of and limitations of liability and specifically exclude special, incidental, indirect, and consequential damages. The InterCept Group is an established provider of bank processing and software services to more than 100 financial institutions. The products and services we will receive from The InterCept Group will not materially differ from the products and services provided to these other institutions. Most of these other institutions have or are in the process of investigating the Year 2000 compliance of The InterCept Group in accordance with regulatory mandates. Because of this scrutiny, we do not believe that The InterCept Group will have any material Year 2000 issues related to the products or services we will receive from them.

         Our customers may also have Year 2000 issues. We may incur losses if these issues affect our loan customer's ability to repay their loans or if they suffer material harm to their businesses as a result. Prior to January 1, 2000, we intend to request certification from each commercial borrower that their systems are Year 2000 compliant and that they do not expect to be adversely affected by the year change. Although these certifications will be helpful, it would be very difficult for us to accurately assess the Year 2000 readiness of any borrower.

         There is a possibility that we may not open the bank until after January 1, 2000, at which time we believe that most of the uncertainty surrounding the Year 2000 issue should be clarified. In this event, our risks associated with computer malfunctions should be greatly reduced, but we will still seek to ensure that our computer systems and our major vendors' and clients' computer systems are in compliance and functioning properly.

                                PROPOSED BUSINESS

GENERAL


         We initiated activity to form Greenville First Bank in February 1999 and incorporated Greenville First Bancshares as a South Carolina corporation on March 29, 1999, to function as a holding company to own and control all of the capital stock of Greenville First Bank. We initially will engage in no business other than owning and managing the bank.


         We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that such activities could be profitable.


         On September 21, 1999, we received preliminary approval from the Office of the Comptroller of the Currency to open the new bank. Final approval is conditioned upon our raising the required minimum capital, receipt of FDIC approval, and the implementation of proper bank regulatory policies and procedures. We have also filed for deposit insurance for the bank with the FDIC, and we will file for approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank. Subject to receiving final regulatory approvals from these agencies, we plan to open the bank in the fourth quarter of 1999 or the first quarter of 2000, and will engage in a general commercial and consumer banking business as described below.

MARKETING OPPORTUNITIES

         Service Area. Our primary service area will consist of Greenville County, South Carolina. We expect initially to draw a large percentage of our business from the central portion of Greenville County, within a ten mile radius of our main office. This principal service area is bounded by Rutherford Road to the north, Poinsett Highway to the west, Mauldin Road and Butler Road to the south, and Highway 14 and Batesville Road to the east. Included in this area is the highest per capita income tract in the county. Our expansion plans include the development of two "service centers" located along the periphery of our service area. These service centers will extend the market reach of our bank, and they will increase our personal service delivery capabilities to all of our customers. This area will also benefit from the construction of the Southern Connector, a toll road connecting I-85 and I-385 through southwestern Greenville County, which is predicted to open within the next 12 months. Completion of this road is expected to promote rapid commercial development along the corridor. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.


         Economic and Demographic Factors. Greenville County's median household income, household growth, and population growth trends have consistently outpaced growth trends in the rest of South Carolina. Greenville County is South Carolina's most populous county. Between 2000 and 2010, Greenville County's population is expected to increase by 10.2% to almost 400,000 people. The five county metropolitan area, which includes Greenville, Spartanburg, Anderson, Cherokee, and Pickens counties, is a business and high technology manufacturing center, and it boasts a large engineering firm presence. Major employers in the metropolitan area include: BMW, Michelin, Bi-Lo, Kemet Electronics, and Fluor Daniel, one of the largest engineering firms in the world. Greenville County has more engineers per capita than any other county in the United States. In February 1999, the unemployment rate in the area was 3.04%.

         Competition. The banking business is highly competitive. The bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, and money market mutual funds operating in the Greenville County area and elsewhere. In 1998, there were more than 130 banking offices, representing 18 financial institutions, operating in Greenville County and holding over

$5 billion in deposits. Many of these competitors are well established in the Greenville County area. Most of them have substantially greater resources and lending limits than the bank will have and many of these competitors offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors include large super-regional financial institutions like First Union Bank, Bank of America, BB&T, and Wachovia, large regional financial institutions like Carolina First Bank, and local community banks like Summit National Bank, First Savers Bank, Palmetto Bank, and New Commerce Bank, a new community bank which recently opened an office in Simpsonville, South Carolina and plans to open another office in Mauldin in the third quarter of 1999. We believe that the opportunity created by recent mergers, our management team, and the economic and demographic dynamics of our service area combined with our business strategy will allow us to gain a meaningful share of the area's $5 billion in deposits.

BUSINESS STRATEGY

         Management Philosophy. Greenville First Bank will be the first independent bank organized in the city of Greenville in over ten years. Because there are few locally owned banks left in Greenville, we believe we can offer a unique banking alternative for the market by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community. The bank will use the theme "Welcome to Hometown Banking," and it will actively promote it in our target market. While the bank will have the ability to offer a breadth of products similar to large banks, we will emphasize the client relationship. We believe that the proposed community focus of the bank will succeed in this market, and that the area will react favorably to the bank's emphasis on service to small businesses, individuals, and professional concerns.

         Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Greenville First Bank's image as a local bank with an individual focus, we will employ the following operating strategies:

         - Experienced Senior Management. We have retained senior management with many years of experience in the financial services industry within our primary market area. Our senior management team currently consists of the following individuals:

                  - Art Seaver will lead the management teams as the president and chief executive officer for both Greenville First Bancshares and Greenville First Bank. He has lived in Greenville for over 25 years and has over 13 years of banking experience in the Greenville area. Mr. Seaver began his banking career in 1986 with C&S National Bank and in 1992 joined Greenville National Bank. As senior vice president and executive officer, he was primarily responsible for business development, deposit product offerings, communication systems, and strategic planning. Mr. Seaver left Greenville National Bank in February 1999 following its acquisition by Regions Bank.


                  - Fred Gilmer, Jr. will be a senior vice president for both Greenville First Bancshares and Greenville First Bank. Mr. Gilmer has over 40 years of experience in the financial services industry in the Greenville area. Mr. Gilmer was one of the original 13 employees of Southern Bank and Trust Company in 1961. His career also includes management positions with South Carolina Federal and First Savings Bank. He was most recently the executive officer in charge of client relations for Greenville National Bank.


                  - Jim Austin will be chief financial officer and senior vice president for both Greenville First Bancshares and Greenville First Bank. He has lived in Greenville for over 21 years and has over 20 years of experience in the financial services industry in the Greenville area. Mr. Austin was with KPMG Peat Marwick for 5 years specializing in bank audits, then for 12 years with American Federal Bank as Senior Vice President and Controller. His career also includes management positions with Regional Management Corporation and Homegold Financial, Inc.

         - Other Executives. We are in the process of assembling a management team with significant banking experience. We expect these officers to be individuals who reside in the Greenville area and have local banking experience and a history of service to the community. Because of the recent merger and acquisition activity in the market, we believe there is an abundance of local experienced banking executives who would be interested in joining our community banking effort.

         - Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management Section beginning on page 30, our directors are long time residents and businessmen in the Greenville area, with significant community involvement. These directors are dedicated to the success of the bank, and will play a key part in marketing the new bank in the community.

         - Client Relationship Management. Greenville First Bank will use a client-based philosophy. This philosophy is the basis of our relationship management initiative. We will focus on the overall relationship with each client as opposed to the general product "push" approach used by larger banks. To implement this strategy, we will establish "relationship teams" consisting of a senior vice president team leader/primary lender, and another senior officer who specializes in matching deposit specialties with clients' needs. With administrative assistance, our relationship teams will be able to provide clients with specific and consistent bankers who are responsible for managing their entire relationship. Executive officers' performance will be measured in part by their ability to maintain and cultivate client relationships. We believe this structure will ensure effective responsiveness to our clients' financial needs, a hallmark of the community approach to banking.


         - Convenience Oriented Service Centers and ATMs. Within the first four years of operation, we plan to open two non-traditional "service centers" located strategically in our primary service area. These "service centers" will provide limited bank functions, including deposit and ATM services. Loan production services will remain concentrated in our main office. We believe these "service centers" will expand our market presence and provide additional convenience to our customers. The bank will provide additional convenience through strategically placed ATMs.


         - Local Services and Decision Making. Clients will enjoy a professional bank environment with access to their specific bank officer and relationship team. We will emphasize local decision-making with experienced bankers, attention to lower employee turnover, and professional and responsive service.

         - Capitalize on Need for Community Banks. The current trend of consolidation in the banking industry has led to the recent acquisition of three locally owned community banks in the Greenville County area of South Carolina by large national and regional banks headquartered outside of Greenville County. In 1998, over 90% of the total deposits were controlled by financial institutions headquartered outside of the area. Despite the market-share dominance of larger super-regional and regional banks, excluding the acquisition of local banks in the area, total deposits for these large banks actually fell from 1997 to 1998, while total deposits during the same period increased 3%. We believe these numbers reflect the desire of the residents of this area for a community bank relationship, and that they will support our new local bank as a result.


         - Focus on Under-Serviced Market Sector. Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina and Greenville County, we believe that there is a void in the community banking market in the Greenville County area and that we can successfully fill this void. We will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. This includes retail, service, wholesale distribution, manufacturing, and international businesses. We intend to attract such businesses based on relationships and contacts which the bank's directors and management have outside our core service area.

LENDING ACTIVITIES

         General. We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the bank's market area. We will compete for these loans with competitors who are well established in the Greenville County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         The well established banks in the Greenville County area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Loan Approval and Review. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The bank will not make any loans to any director, officer, or employee of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates on the secondary market.

         Loan Distribution. We estimate that our initial percentage distribution of our loans for the first year will be as follows:

                   Real Estate                               50%
                   Commercial Loans                          35%
                   Equity Line and Consumer Loans            15%

These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time.

         Allowance for Loan Losses. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principle is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1% of the average outstanding balance of our loans. Over time, we will base the loan loss reserves on our evaluation of factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay.

         Lending Limits. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. The bank will initially have a self-imposed loan limit of $1,000,000, which represents approximately 80% of our legal lending limit of $1,275,000. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

         Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

         Real Estate Loans. We expect that loans secured by first or second mortgages on real estate will make up 50% of the bank's loan portfolio. These loans will generally fall into one of three categories: commercial real estate loans, construction and development loans, or residential real estate loans. Each of these categories is discussed in more detail below, including their specific risks. Home equity loans are not included because they are classified as consumer loans, which are discussed below. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

         Real estate loans are subject to the same general risks as other loans. They are particularly sensitive to fluctuations in the value of real estate, which is generally the underlying security for real estate loans. On first and second mortgage loans we would typically not advance more than 80% of the lesser of the cost or appraised value of the property. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable.

         We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

         - Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. We will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. We will also generally require that debtor cash flow exceed 115% of monthly debt service obligations. We will typically review all of the personal financial statements of the principal owners and require their personal guarantees. These reviews generally reveal secondary sources of payment and liquidity to support a loan request.

         - Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to eighteen months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment depends on the ultimate completion of the project and usually on the sale of the property. Specific risks include:

                  -        cost overruns;
                  -        mismanaged construction;
                  -        inferior or improper construction techniques;
                  -        economic changes or downturns during construction;
                  -        a downturn in the real estate market;
                  - rising interest rates which may prevent sale of the property; and
                  - failure to sell completed projects in a timely manner.


         We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

         - Residential Real Estate Loans. Residential real estate loans will generally have longer terms up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell some or all of the residential real estate loans that we generate in the secondary market. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

         Commercial Loans. The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. We will focus our efforts on commercial loans of less than $500,000. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank.

         We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 programs, and Appalachian Development Council. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

         Consumer Loans. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

          We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 100% of the available equity of each property.

DEPOSIT SERVICES


         We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Greenville County area. In addition, we intend to offer retirement account services, such as IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

         Deposit Distribution. We estimate that our initial percentage distribution of our deposits for the first year will be as follows:


                   Demand Deposit                         12%
                   Savings & Money Market                 32%
                   Time and Savings Deposits               5%
                   CD's under $100,000                    34%
                   CD's over $100,000                     17%

OTHER BANKING SERVICES

         We anticipate that the bank will offer other bank services including cash management services such as sweep accounts for commercial businesses. In addition, lines of credit, 24-hour telephone banking and PC/ internet delivery are being developed. We will offer drive up ATMs, safe deposit boxes, direct deposit of payroll and social security checks, U.S. Savings Bonds, travelers checks, and automatic drafts for various accounts. We plan for the bank to become associated with the Honor and Cirrus ATM networks that may be used by the bank's customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our clients and will be able to attract clients who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and VISA credit card services through a correspondent bank as an agent for the bank. We do not expect the bank to exercise trust powers during its initial years of operation.

MARKET SHARE

         In 1998, deposits in Greenville County exceeded $5 billion. The average annual growth rate in deposits in Greenville County over the last five years was 6.8%. Based on a growth rate of 4%, the deposits in Greenville County will grow to approximately $6.2 billion by 2004. Our plan over the next five years is to reach a 1.7% market share with deposits in excess of $100 million. Of course, there can be no assurances that we will accomplish these objectives.

EMPLOYEES


         We anticipate that, upon commencement of operations, the bank will have approximately 14 full time employees and one part time employee. By the end of 2000, we anticipate that it will have approximately 22 full time employees and one part time employee operating out of the bank's permanent facility. Greenville First Bancshares, as the holding company for the bank, will not have any employees other than its officers.


LEGAL PROCEEDINGS

         Neither Greenville First Bancshares, Greenville First Bank, nor any of their properties are subject to any material legal proceedings.

                           SUPERVISION AND REGULATION

         Both Greenville First Bancshares and Greenville First Bank are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Report Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

GREENVILLE FIRST BANCSHARES


         Because it will own the outstanding capital stock of the bank, Greenville First Bancshares will be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act. Our activities will also be governed by the Glass-Steagall Act of 1933.


         The Bank Holding Company Act. Under the Bank Holding Company Act, Greenville First Bancshares will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:


         -        banking, and managing or controlling banks;
         - furnishing services to or performing services for its subsidiaries; and
         - engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.


         Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         -        acquiring substantially all the assets of any bank;
         - acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or
         -        merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either Greenville First Bancshares has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

         -        making or servicing loans and certain types of leases;
         - engaging in certain insurance and discount brokerage activities;
         -        performing certain data processing services;
         - acting in certain circumstances as a fiduciary or investment or financial adviser;
         -        owning savings associations; and
         - making investments in certain corporations or projects designed primarily to promote community welfare.


         The Federal Reserve Board imposes certain capital requirements on Greenville First Bancshares under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and other restrictions, Greenville First Bancshares is able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to Greenville First Bancshares. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." Greenville First Bancshares is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.


         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, Greenville First Bancshares will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which Greenville First Bancshares might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.


         Glass-Steagall Act. We will also be restricted by the provisions of the Glass-Steagall Act, which prohibit Greenville First Bancshares from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

         South Carolina State Regulation. As a bank holding company registered under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. Prior to acquiring the capital stock of a national bank, we are not required to obtain the approval of the Board, but we must notify them at least 15 days prior to doing so. Prior to engaging in the acquisition of nonbanking institutions or state chartered banks, we must receive the Board's approval, and we must file periodic reports with respect to our financial condition and operations, management, and intercompany relationships between Greenville First Bancshares and its subsidiaries.


THE BANK

         The bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

         -        security devices and procedures;
         -        adequacy of capitalization and loss reserves;
         -        loans;
         -        investments;
         -        borrowings;
         -        deposits;
         -        mergers;
         -        issuances of securities;
         -        payment of dividends;
         -        interest rates payable on deposits;
         -        interest rates or fees chargeable on loans;
         -        establishment of branches;
         -        corporate reorganizations;
         -        maintenance of books and records; and
         - adequacy of staff training to carry on safe lending and deposit gathering practices.

         The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency will also require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

         -        internal controls;
         -        information systems and audit systems;
         -        loan documentation;
         -        credit underwriting;
         -        interest rate risk exposure; and
         -        asset quality.


         National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.


         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by Financial Corporation assessment is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers.


         Transactions With Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current South Carolina law, the bank may open branch offices throughout South Carolina with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

         Other Regulations. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

         - the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
         - the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
         - the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
         - the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
         - the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
         - the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

         - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
         - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Greenville First Bancshares or Greenville First Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

         -        submit a capital restoration plan;
         -        raise additional capital;
         - restrict their growth, deposit interest rates, and other activities;
         -        improve their management;
         -        eliminate management fees; or
         -        divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.


         These capital guidelines can affect us in several ways. If we grow the bank's loan portfolio at a rapid pace, its capital may be depleted too quickly and a capital infusion from the holding company may be required, which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.


         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         Enforcement Powers. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification's or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

         Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL


         The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Art Seaver purchased ten shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizer to purchase one share of common stock for every two shares of common stock purchased by the organizers during the offering because these warrants will not be exercisable within 60 days of the date of this prospectus.



                                                                 SHARES ANTICIPATED TO BE OWNED
                                                                     FOLLOWING THE OFFERING
                                                                --------------------------------
         NAME OF BENEFICIAL OWNER                               NUMBER                   PERCENT
         ------------------------                               ------                   -------
         DIRECTORS AND EXECUTIVE OFFICERS

         James M. Austin, III                                     6,000                    0.50%
         Andrew B. Cajka, Jr.                                    10,000                    0.83%
         Mark A. Cothran                                         25,000                    2.08%
         Leighton M. Cubbage                                     60,000                    5.00%
         Fred Gilmer, Jr.                                        16,000                    1.33%
         Tecumseh Hooper, Jr.                                    15,000                    1.25%
         Rudolph G. Johnstone, III                               10,500                    0.88%
         Keith J. Marrero                                         4,000                    0.33%
         James B. Orders, III                                    20,000                    1.67%
         R. Arthur Seaver, Jr.                                   12,000                    1.00%
         William B. Sturgis                                      60,000                    5.00%

         All directors and executive officers as a              238,500                   19.88%
         group (11 persons)


EXECUTIVE OFFICERS AND DIRECTORS OF GREENVILLE FIRST BANCSHARES


         The following table sets forth biographical information about our executive officers and directors. The CEO and president, senior vice presidents, chief financial officer, and directors of Greenville First Bancshares will also hold these same positions with Greenville First Bank. Greenville First Bancshares' articles of incorporation provide for a classified board of directors so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2000 annual meeting of shareholders, Class II at the 2001 annual meeting of shareholders, and Class III at the 2002 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors.

                                                                          POSITION WITH
         NAME                                        AGE          GREENVILLE FIRST BANCSHARES
         ----                                        ---          ---------------------------
         James M. Austin, III                        42                Senior Vice President, CFO
         Andrew B. Cajka, Jr.                        40                Director
         Mark A. Cothran                             41                Director
         Leighton M. Cubbage                         46                Director
         Fred Gilmer, Jr.                            63                Director,  Senior Vice President
         Tecumseh Hooper, Jr.                        52                Director
         Rudolph G. Johnstone, III  , M.D.           39                Director
         Keith J. Marrero                            39                Director
         James B. Orders, III                        46                Director, Chair
         R. Arthur Seaver, Jr.                       35                Director, CEO, President
         William B. Sturgis                          64                Director


James "Jim" M. Austin, III will be the senior vice president and chief financial officer of Greenville First Bank. He has over 20 years of experience in the financial services industry. From 1978 to 1983, Mr. Austin was employed by KPMG Peat Marwick specializing in bank audits. Mr. Austin was employed for 12 years with American Federal Bank as controller and senior vice president responsible for the financial accounting and budgeting. From 1995 until 1997, Mr. Austin was the senior vice president and chief financial officer of Regional Management Corporation, a 58-office consumer finance company where he was responsible for the finance and operations area of the company. From 1997 until July 1999, he was the director of corporate finance for Homegold Financial, a national sub-prime financial service company that specializes in mortgage loan originations. Mr. Austin is a 1978 graduate of the University of South Carolina with degrees in accounting and finance. He is also a Certified Public Accountant and graduate of the University of Georgia's Executive Management's Savings Bank program. He is a graduate of Leadership Greenville and is active in the First Presbyterian Church. He has served on the community boards of River Place Festival, Junior Achievement, and Pendleton Place, and he is the past president of the Financial Manager's Society of South Carolina and former board member of the Young Manager's Division of the Community of Financial Institutions of South Carolina.


Andrew B. Cajka , Class III Director, is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a graduate of Bowling Green State University in 1982. Mr. Cajka is currently on the board of directors for the Greenville Chamber of Commerce and past president of the downtown area council. He is a member of the Greenville Hospital Foundation Board, past chairman of the Children's Hospital, Board of Trustee member and chairman of the Foundation at St. Joseph High School, past chairman of the Greenville Tech Hospitality Board, board member of the Urban League, and past chairman of the Greenville Convention and Visitors Bureau.

Mark A. Cothran, Class I Director, is the president and principal owner of Cothran Company, Inc., a real estate construction and development company in Greenville, South Carolina. He has been with Cothran Company, Inc. since 1986. Mr. Cothran received his bachelors degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He is currently on the board of directors of the Greenville Chamber of Commerce and member of their economic development board. He is past president of the state chapter of NAIOP and past member of the Advisory Board of Greenville National Bank.

Leighton M. Cubbage, Class II Director, was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995, when the company was acquired by LCI International. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a telecommunications company, a car dealership, and a trucking company. He is a 1977 graduate of Clemson University with a bachelors degree in political science. Mr. Cubbage is on the board of directors for the Greenville United Way, a member of the Greenville Technical College Foundation Board, and a member of the Clemson University Entrepreneurial Board.

Fred Gilmer, Jr, Class III Director, will be the senior vice president of Greenville First Bancshares and Greenville First Bank. He is a seasoned banker with over 40 years of experience in the financial industry. He was the executive officer in charge of client relations for Greenville National Bank from 1994 until April 1999, when he resigned to help organize Greenville First Bank. Mr. Gilmer has held executive positions with three other banks in the Greenville area between 1959 and 1995. He graduated from the University of Georgia in 1958, and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970. Mr. Gilmer is very active in the Greenville community. He is a graduate of Leadership Greenville and presently serves numerous organizations, including the Greenville Rotary Club, Greenville Chamber of Commerce, YMCA, and the First Presbyterian Church. He is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce.


Tecumseh "Tee" Hooper, Jr., Class III Director, is the president of IKON Office Solutions in Greenville, South Carolina. He is also a director of Homegold, Inc., a sub-prime mortgage lender and a director of Peregrine Energy, Inc., an energy management company. From 1994 until 1997, he served as a director of Carolina Investors, a savings and loan institution. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a Masters in Business Administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a member of the Greenville County Development Board, the Greenville Chamber of Commerce, and the board of directors for Camp Greenville, as well as the vice chairman of communications for the United Way. Mr. Hooper also serves on the board of directors for Leadership Greenville, Leadership South Carolina, and the YMCA Metropolitan.

Rudolph "Trip" G. Johnstone, III, M.D., Class I Director, is a physician practicing with the Cross Creek Asthma, Allergy and Immunology medical clinic. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Mr. Johnstone is active with the Greenville Art Museum and served on the consulting board to Greenville National Bank from 1995 until 1998, when it was acquired by Regions Bank.

Keith J. Marrero, Class I Director, is the principal and owner of AMI Architects, an architectural firm located in Greenville, South Carolina that was founded in 1988. He is a registered architect with the South Carolina and Louisiana Boards of Architectural Examiners and the National Council of Architectural Registration Boards. Mr. Marrero is a previous advisory board member of BB&T. He graduated from the University of Notre Dame with a bachelors degree in Architecture in 1983. Mr. Marrero was appointed by former Governor David Beasley to the board of directors of the South Carolina Legacy Trust Fund. He is also an executive committee member of the Greenville Chamber of Commerce, serving as vice chairman of Minority Business. Mr. Marrero is also an advisory board member of the Bi-Lo Center and serves on the Historic Architecture Review Board for the City of Greenville.

James B. Orders, III, Class II Director, is the Chairman of the Board for Greenville First Bancshares. He is the president of Park Place Corporation, a company engaged in the manufacture and sale of bedding and other furniture to the wholesale market. Mr. Orders is chairman of Comfortaire Corporation and a director of Orders Realty Co., Inc., a real estate development and management company that is a wholly owned subsidiary of Park Place Corporation. He attended Clemson University from 1970 until 1974. Mr. Orders is the past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank, and a past member of the advisory board of Carolina First Bank. In addition, he is a member of the Lay Christian Association Board and the Downtown Soccer Association Board.


R. Arthur "Art" Seaver, Jr., Class I Director, will be the president and chief executive officer of Greenville First Bank. He has over 13 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina, including assistant vice president of corporate banking. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in charge of Greenville National Bank's liability portion of the balance sheet prior to leaving to form the proposed Greenville First Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelors degree in Finance and a 1999 graduate of the BAI Graduate School of Community Bank Management. He is very active in the Greenville community, where he works with numerous organizations, including Leadership Greenville, the South Carolina
Network of Business and Education Partnership, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church.


William B. Sturgis, Class II Director, held various executive positions with W.R. Grace & Co. from 1984 until his retirement in 1997, including executive vice president of W.R. Grace's worldwide packaging operations and president of its North American Cryovac Division. Mr. Sturgis graduated from Clemson University in 1957 with a degree in chemical engineering and is a graduate of the Advanced Management Program at Harvard. He is active with Clemson University, serving on the Foundation Board, the President's Advisory Council, and the Engineering Advisory Board. He is also an advisory board member of the Peace Center and a member of the Downtown Rotary Club and Presbyterian Community Foundation.

Family Relationships. Dr. Johnstone is Mr. Gilmer's stepson. No other director has a family relationship with any other director or executive officer of Greenville First Bancshares.


EMPLOYMENT AGREEMENTS

         We have entered into an employment agreement with Art Seaver for a three-year term, pursuant to which he will serve as the president, the chief executive officer, and a director of Greenville First Bancshares and Greenville First Bank. Mr. Seaver will be paid an initial salary of $123,000, plus his yearly medical insurance premium. He shall receive an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Seaver's salary above this level, but not below it. He is entitled to receive a bonus of $10,000 upon the opening of the bank and will be eligible to receive an annual bonus of up to 5% of the net pre-tax income of the bank, if the bank meets performance goals set by the board. He will be eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the company), Mr. Seaver will be granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering. These options will vest over a five-year period and will have a term of ten years. Additionally, Mr. Seaver will participate in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Seaver's employment agreement also provides that following termination of his employment and for a period of twelve months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Seaver terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Greenville First Bancshares as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

DIRECTOR COMPENSATION


         We intend to pay each of our ten directors $200 for each meeting they attend and $50 for each committee meeting they attend. During the first year we expect to have 12 directors meetings. We expect nine directors to attend each meeting for total directors' fees for the year of $21,600. We also expect to hold 64 committee meetings during the first year. We expect four directors to attend each committee meeting for total fees for the year of $12,800.

STOCK OPTION PLAN

         After the offering, we expect to adopt a stock option plan which will permit Greenville First Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

STOCK WARRANTS


         The organizers have invested significant time and effort to form Greenville First Bancshares and Greenville First Bank, and they have individually guaranteed a $600,000 line of credit to Greenville First Bancshares to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares purchased by that organizer in the offering. Executive officers who are not organizers will not receive warrants. The warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning one year from the date of the completion of the offering and will be exercisable in whole or in part during the ten year period following that date. The warrants and shares issued pursuant to the exercise of such warrants will not be transferable and are subject to compliance with applicable securities laws. If the Office of the Comptroller of the Currency or the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

         The organizers plan to purchase approximately 238,500 shares of common stock for a total investment of $2,385,000. As a result, the organizers will own approximately 19.9% of the common stock outstanding upon completion of the offering. If each organizer exercises his warrant in full, the organizers' ownership of Greenville First Bancshares will increase to 27.0% of the outstanding common stock.

ADDITIONAL ORGANIZER PURCHASES


         Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

EXCULPATION AND INDEMNIFICATION


         Greenville First Bancshares's articles of incorporation contain a provision which, subject to limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:


         - a breach of duty involving appropriation of a business opportunity;
         - an act or omission which involves intentional misconduct or a knowing violation of law;
         - any transaction from which the director derives an improper personal benefit; or
         - as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

In addition, if such act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Greenville First Bancshares's bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 would require Greenville First Bancshares to indemnify these persons against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. The South Carolina Business Corporation Act expressly allows Greenville First Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.


         Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Greenville First Bancshares pursuant to the foregoing provisions, or otherwise, Greenville First Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 26. These transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

LEASE AND CONSTRUCTION OF MAIN OFFICE


         We expect to lease our bank's main facility from Halton Properties, LLC for a term of 20 years at an initial rental rate of $16,667 per month. Mark A. Cothran, one of our directors, is a 50% owner of Halton Properties, LLC. One of our other directors, Keith J. Marrero, is an architect and is designing the facility. Mr. Marrero will be paid approximately $70,000 for his architectural services. Halton Properties, LLC is purchasing the land and building the bank facility on the land to our specifications. We expect to complete construction of our main facility by August 2000, at which time we will begin to pay rent in the amount of $16,667 per month. Prior to completion of the permanent bank facility, we will lease a modular bank facility on a month to month basis for an initial payment of $13,050 and a monthly lease rate of $5,880. The modular facility will be located on the same site as out future main office, and we will pay $500 per month in rent to Halton Properties, LLC for the use of this site prior to completion of the main office. We have conducted two separate appraisals of the lease and the property, which includes Mr. Marrero's architectural services, to ensure that the terms of the proposed lease are on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties.

LOAN GUARANTEE

         Each of the directors has guaranteed the $600,000 line of credit used to pay organizing expenses for the bank and holding company.

           DESCRIPTION OF CAPITAL STOCK OF GREENVILLE FIRST BANCSHARES

GENERAL

         The authorized capital stock of Greenville First Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of Greenville First Bancshares's capital stock. Reference is made to the articles of incorporation of Greenville First Bancshares which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

COMMON STOCK

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 12. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

PREFERRED STOCK


         Greenville First Bancshares' articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and could have the effect of decreasing the market price of the common stock. We do not plan to issue any shares of preferred stock, and will not issue preferred stock to organizers on terms more favorable than those on which it issues preferred stock to shareholders other than organizers.


ANTI-TAKEOVER EFFECTS

         The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Restriction on Acquisition. Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from "acquiring" Greenville First Bancshares or Greenville First Bank until the bank has been in existence and continuous operation for five years.


         Control Share Act. Greenville First Bancshares has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire South Carolina corporations. This statute, commonly referred to as the "Control Share Act" applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of specific thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.


         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Greenville First Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.


         Number of Directors. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially we will have ten directors.


         Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

         Number, Term, and Removal of Directors. We currently have ten directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders, by a majority vote of those entitled to vote in an election of directors, or our board of directors, by a unanimous vote, excluding the director in question, may remove a director with or without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.


         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Nomination Requirements. Pursuant to the bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

TRANSFER AGENT

         The transfer agent and registrar for the common stock will be SunTrust Bank.



SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 1,200,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of Greenville First Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Greenville First Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.


                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among us and the underwriter named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, the number of shares of common stock listed opposite the underwriter's name below.


                                                                   Number of Firm            Number of Over-
                         Underwriter                                   Shares                Allotment Shares
                         -----------                                   ------                ----------------
Wachovia Securities, Inc...................................           1,200,000                    180,000


         The underwriting agreement provides that the underwriter's obligations are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The underwriter is required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.

         The underwriting discount that will apply to shares not purchased by our directors and executive officers in this offering will equal 7.5% of the public offering price listed on the cover page of this prospectus, or $.75 per share. The underwriting discount that will apply to shares purchased in this offering by our directors and executive officers and certain other investors recommended by our directors and executive officers, up to 30% of the offering, will equal 3.5% of the public offering price, or $.35 per share.

         The underwriter proposes to offer the common stock directly to the public at the public offering price of $10.00 per share and to certain securities dealers at the price less a concession not in excess of $____ per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $___ per share to certain other broker and dealers. We expect that the shares of common stock will be ready for delivery on or about ________, 1999. After the offering, the offering price and other selling terms may change.

         The public offering price was determined by negotiations between us and the underwriter based on several factors. These factors included prevailing market conditions, the price to earnings and price to book value multiples of comparable publicity traded companies and Greenville First Bank's growth potential and cash flow and earnings prospects.

         We have granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 180,000 additional shares of common stock to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less the 7.5% underwriting discount. The underwriter may purchase these shares only to cover over-allotments made in connection with this offering.

         The underwriter does not intend to sell shares of common stock to any account over which it exercises discretionary authority.

         We, and our directors and executive officers, have each agreed with the underwriter that we will not sell, contract to sell, or otherwise dispose of any shares of common stock or any securities that can be converted into or exchanged for shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances. The underwriter may on occasion be a customer of, engage in transactions with, and perform services for us and Greenville First Bank in the ordinary course of business.

         We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as currently in effect, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.

         In connection with this offering, the underwriter may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock, and syndicate short positions involve the underwriter's sale of a greater number of shares of common stock than it is required to purchase from us in the offering. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The underwriter may effect these transactions on the Nasdaq OTC Bulletin Board or otherwise and may discontinue them at any time.

                                  LEGAL MATTERS


         The validity of the common stock offered hereby will be passed upon for Greenville First Bancshares by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia and Greenville, South Carolina. Legal matters related to the shares of common stock offered by this prospectus will be passed upon for Wachovia Securities by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina.


                                     EXPERTS

         Greenville First Bancshares's financial statements dated June 30, 1999 and for the period from February 1999 (inception), until June 30, 1999 have been audited by Elliott Davis & Company, L.L.P., as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to Greenville First Bancshares, Greenville First Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

         You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including Greenville First Bancshares.

         We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency and the FDIC, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Greenville First Bancshares and Greenville First Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If such contract or document is an exhibit to the Registration Statement, you may obtain and read such document or contract for more information.

       As a result of this offering, Greenville First Bancshares will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                        GREENVILLE FIRST BANCSHARES, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           GREENVILLE, SOUTH CAROLINA


CONTENTS


                                                                           Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT                           F-2

FINANCIAL STATEMENTS
   Balance sheet                                                            F-3
   Statement of operations                                                  F-4
   Statement of changes in owners' equity                                   F-5
   Statement of cash flows                                                  F-6

NOTES TO FINANCIAL STATEMENTS                                               F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors
GREENVILLE FIRST BANCSHARES, INC.
Greenville, South Carolina


         We have audited the accompanying balance sheet of GREENVILLE FIRST BANCSHARES, INC. (a development stage enterprise) as of June 30, 1999 and the related statements of operations, changes in organizers' deficit and cash flows for the period from February 22, 1999 (date of inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GREENVILLE FIRST BANCSHARES, INC. (a development stage enterprise) as of June 30, 1999 and the results of its operations and its cash flows for the period from February 22, 1999 through June 30, 1999 in conformity with generally accepted accounting principles.







/s/ Elliot, Davis & Company, LLP
--------------------------------


Greenville, South Carolina
July 8, 1999

                        GREENVILLE FIRST BANCSHARES, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                  JUNE 30, 1999


                                     ASSETS
Cash and cash equivalents                                                $  31,625
Computer equipment                                                           1,855
Deferred stock offering costs                                               22,960
                                                                         ---------

       Total assets                                                      $  56,440
                                                                         =========

                       LIABILITIES AND ORGANIZERS' DEFICIT

LIABILITIES
   Line of credit                                                        $ 200,000
   Interest payable                                                          3,249
   Salaries payable                                                          5,200
                                                                         ---------
                                                                           208,449

COMMITMENTS AND CONTINGENCIES - Notes 2 and 3

ORGANIZERS' DEFICIT
   Preferred stock, par value $.01 per share, 10,000,000 shares authorized, no shares issued
   Common stock, par value $.01 per share, 20,000,000 shares
     authorized
   Additional paid-in capital                                                  100
   Retained deficit accumulated during the development stage              (152,109)

       Total liabilities and organizers' deficit                         $  56,440
                                                                         =========














    The accompanying notes are an integral part of this financial statement.

                        GREENVILLE FIRST BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM FEBRUARY 22, 1999 (DATE OF INCEPTION)
                              THROUGH JUNE 30, 1999

                                    EXPENSES
   Salaries and payroll taxes                          $  68,966
   Professional fees                                      38,000
   Marketing                                              24,523
   Insurance                                               4,721
   Rent                                                    2,400
   Telephone and supplies                                  4,174
   Interest                                                3,248
   Other                                                   6,077
                                                       ---------
       Loss before provision for income taxes           (152,109)


PROVISION FOR INCOME TAXES                                    --
                                                       ---------
Net loss                                               $(152,109)
                                                       =========









    The accompanying notes are an integral part of this financial statement.

                        GREENVILLE FIRST BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT
            FOR THE PERIOD FROM FEBRUARY 22, 1999 (DATE OF INCEPTION)
                              THROUGH JUNE 30, 1999


                                                                                      RETAINED
                                                                                       DEFICIT
                                                                                     ACCUMULATED
                                                                  ADDITIONAL         DURING THE
                                       COMMON STOCK                PAID-IN           DEVELOPMENT
                                  SHARES           AMOUNT          CAPITAL              STAGE                    TOTAL
                                  ------           ------          -------         ---------------           --------------
PROCEEDS FROM THE SALE OF
   STOCK TO ORGANIZERS             100          $        --         $ 100          $            --          $          100

NET LOSS                            --                   --            --          $      (152,109)         $     (152,109)
                                 -----          -----------          ----          ---------------          --------------

BALANCE, JUNE 30, 1999             100          $        --          $100          $      (152,109)         $     (152,009)
                                 =====          ===========          ====          ===============          ==============






















    The accompanying notes are an integral part of this financial statement.

                        GREENVILLE FIRST BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM FEBRUARY 22,1999 (DATE OF INCEPTION)
                              THROUGH JUNE 30, 1999


                   NET CASH USED FOR PRE-OPERATING ACTIVITIES


   Net loss                                                                                               $      (152,109)
   Deferred stock offering costs                                                                                  (22,960)
   Interest payable                                                                                                 3,249
   Salaries payable                                                                                                 5,200
                                                                                                          ---------------
         Net cash used for pre-operating activities                                                              (166,620)
                                                                                                          ---------------

                              INVESTING ACTIVITIES

   Purchase of computer equipment                                                                                  (1,855)
                                                                                                          ---------------
                              FINANCING ACTIVITIES

   Proceeds from borrowings on line of credit                                                                     200,000
   Proceeds from issuance of stock to organizer                                                                       100
                                                                                                          ---------------
         Net cash provided by financing activities                                                                200,100
                                                                                                          ---------------
         Net increase in cash                                                                                      31,625

                  CASH AND CASH EQUIVALENTS, FEBRUARY 22, 1999

   (DATE OF INCEPTION)                                                                                                 --

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                                  $        31,625
                                                                                                          ===============



The accompanying notes are an integral part of this financial statement.

                        GREENVILLE FIRST BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS

       NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         GREENVILLE FIRST BANCSHARES, INC. (the "Company") is a South Carolina corporation organized for the purpose of owning and controlling all of the capital stock of GREENVILLE FIRST BANK (in organization) (the "Bank"). The Bank is being organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Greenville County, South Carolina. The Company has filed a charter application with the OCC and an application for deposit insurance with the FDIC. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in January 2000.

         The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.


         The Company intends to sell 1,200,000 shares of its common stock at $10 per share. The offering will raise $11,113,000 net of estimated underwriting discounts and commissions and offering expenses. The directors and executive officers of the Company plan to purchase 238,500 shares of common stock at $10 per share, for a total of $2,385,000. Upon purchase of these shares, the Company will issue stock warrants to the organizers to purchase up to an additional 116,250 shares of common stock. Additionally, the underwriter may exercise the over-allotment option and purchase up to 180,000 additional shares of common stock. The remaining shares will be sold through a public offering. The Company will use $8.5 million of the proceeds to capitalize the proposed Bank.


YEAR-END
   The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 1999. A minimal amount of transactions occurred prior to the Company's incorporation have been combined in these financial statements for ease of presentation.

ESTIMATES
   The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

CASH EQUIVALENTS
   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limits.

DEFERRED STOCK OFFERING COSTS
   Deferred stock offering costs are expenses incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

ORGANIZATION COSTS
   Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

INCOME TAXES
   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At June 30, 1999, no taxable income has been generated and therefore, no tax provision has been included in these financial statements.


                             NOTE 2 - LINE OF CREDIT

           The Company has established a $600,000 line of credit with an individual to fund operating expenses of the Company during the development stage. The line is uncollateralized and is guaranteed by the organizers. The line bears interest at the prime rate and expires February 28, 2000. As of June 30, 1999, $200,000 is outstanding on this line of credit.


                     NOTE 3 - COMMITMENTS AND CONTINGENCIES

         The Company has engaged a law firm to assist in preparing and filing all organizational, incorporation, and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of the services is expected to approximate $40,000.

         The Company leases temporary office space under a month-to-month operating lease requiring monthly payments of $800. Additionally, the Company has entered into a 12-month operating lease for a modular unit to temporarily serve as its first commercial bank office. The lease requires monthly payments of approximately $5,880.

         The Company has also entered into an operating lease for the property of its first commercial bank office for $500 a month. Future plans are to construct its main building on this site and to lease the building and property for $16,667 per month for 20 years.

         The Company has engaged a bank consultant to assist in establishing the Bank and bank holding company. The aggregate cost of the services is expected to approximate $45,000.

         The Company has entered into an employment agreement with its president and chief executive officer that includes a three year compensation term, annual bonus, incentive program, stock option plan and a one-year non-compete agreement upon early termination.

         The Company has entered into an agreement with a data processor to provide ATM services, item processing and general ledger processing. Components of this contract include minimum charges based on volume and include initial setup costs of approximately $56,200.


                       NOTE 4 - RELATED PARTY TRANSACTIONS

         One of the organizers of the Company owns the land where the Company will lease the land and building for use as its main office (Note 3).

===============================================================================




                                TABLE OF CONTENTS



                                                    Page
   Summary ..........................................3
   Risk Factors......................................6
   Forward Looking Statements........................9
   Use of Proceeds .................................10
   Capitalization...................................12
   Dividend Policy .................................12
   Plan of Operation................................13
   Proposed Business................................16
   Supervision and Regulation.......................23
   Management.......................................30
   Certain Relationships and Related Transactions...35
   Description of Capital Stock.....................36
   Underwriting.....................................38
   Legal Matters....................................40
   Experts..........................................40
   Additional Information ..........................40
   Index to Financial Statements ..................F-1

                 --------------------------


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE COVER, BUT THE INFORMATION MAY CHANGE IN THE FUTURE.


UNTIL ____________________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER, AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.






                                1,200,000 SHARES
                                  COMMON STOCK

                        GREENVILLE FIRST BANCSHARES, INC.

                       A PROPOSED BANK HOLDING COMPANY FOR

                                [BANK LOGO HERE]

                  GREENVILLE FIRST BANK, N.A. (IN ORGANIZATION)





                                   -----------

                                   PROSPECTUS

                                   -----------



                              [WACHOVIA LOGO HERE]







                                    ___, 1999





================================================================================

                                     PART II


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.  Indemnification of Directors and Officers

         Greenville First Bancshares' articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Greenville First Bancshares or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of Greenville First Bancshares; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (The "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Greenville First Bancshares shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Greenville First Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Greenville First Bancshares' bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require Greenville First Bancshares to indemnify those persons against expenses (including attorney's fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows Greenville First Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

         The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

         We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25.  Other Expenses of Issuance and Distribution.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:


                  Registration Fee                     $     3,836
                  NASD Filing Fee                            1,880
                  Printing and Engraving                    25,000
                  Legal Fees and Expenses                   40,000
                  Accounting Fees                            5,000
                  Blue Sky Fees and Expenses                15,000
                  Miscellaneous Disbursements               15,284
                                                       -----------

                  TOTAL                                $   106,000
                                                       ===========

Item 26.  Recent Sales of Unregistered Securities.

         From inception, Greenville First Bancshares has issued a total of 10 shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no underwriting discounts or commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under Section 4(2) of the Securities Act of 1933.


Item 27.  Exhibits.

1. Form of Underwriting Agreement between Greenville First Bancshares and Wachovia Securities

3.1.     Articles of Incorporation, as amended**

3.2.     Bylaws**

4.1. See Exhibits 3.1 and 3.2 for provisions in Greenville First Bancshares's Articles of Incorporation and Bylaws defining the rights of holders of the common stock**

4.2.     Form of certificate of common stock**

5.1.     Opinion Regarding Legality**

10.1. Employment Agreement dated July 27, 1999 between Greenville First Bancshares and Art Seaver

10.2. Lease Agreement dated ________, 1999 between Greenville First Bank and Halton Properties, LLC*

10.3 Data Processing Services Agreement dated June 28, 1999 between Greenville First Bancshares and the Intercept Group**

10.4     Form of Stock Warrant Agreement**

10.5 Promissory Note dated February 22, 1999 from Greenville First Bancshares, Inc. in favor of John J. Meindl, Jr.**

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)**

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)**

27.1.    Financial Data Schedule (for electronic filing purposes)

*        To be filed by Amendment
** Previously filed

Item 28. Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Greenville First Bancshares pursuant to the provisions described in Item 24 above, or otherwise, Greenville First Bancshares has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         If a claim for indemnification against such liabilities (other than the payment by Greenville First Bancshares of expenses incurred or paid by a director, officer or controlling person of Greenville First Bancshares in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Greenville First Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of South Carolina, on September 22, 1999.

                                           GREENVILLE FIRST BANCSHARES, INC.


                                           By:  /s/ R. Arthur Seaver, Jr.
                                              ---------------------------------

                                                    R. Arthur Seaver, Jr.
                                                    Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Arthur Seaver, Jr. and he is the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.


Signature                                            Title                              Date
---------                                            -----                              ----

*
-----------------------------------
Andrew B. Cajka                                      Director                           September 22, 1999


*
-----------------------------------
Mark A. Cothran                                      Director                           September 22, 1999


*
-----------------------------------
Leighton M. Cubbage                                  Director                           September 22, 1999


*
-----------------------------------
Tecumseh Hooper, Jr.                                 Director                           September 22, 1999


*
-----------------------------------
Rudolph G. Johnstone, III, M.D.                      Director                           September 22, 1999


*
-----------------------------------
Keith J. Marrero                                     Director                           September 22, 1999


*
-----------------------------------
James B. Orders, III                                 Director, Chairman                 September 22, 1999


*
-----------------------------------
William B. Sturgis                                   Director                           September 22, 1999


/s/ R. Arthur Seaver, Jr.
-----------------------------------
R. Arthur Seaver, Jr.                                Director, Chief Executive          September 22, 1999
                                                     Officer and President
                                                     (principal executive officer)
                                                     (principal financial
                                                      and accounting officer)
*
-----------------------------------
Fred Gilmer, Jr.                                     Director, Senior Vice President    September 22, 1999



/s/ R. Arthur Seaver, Jr.
-----------------------------------
* As Attorney-in Fact

                                  EXHIBIT INDEX


EXHIBIT           DESCRIPTION
-------           -----------
1.       Form of Underwriting Agreement between Greenville First Bancshares and
         Wachovia Securities

3.1.     Articles of Incorporation, as amended**

3.2.     Bylaws**

4.1.     See Exhibits 3.1 and 3.2 for provisions in Greenville First
         Bancshares's Articles of Incorporation and Bylaws defining the rights of holders of the common stock**

4.2.     Form of certificate of common stock**

5.1.     Opinion Regarding Legality**

10.1.    Employment Agreement dated July 27, 1999 between Greenville First
         Bancshares and Art Seaver

10.2.    Lease Agreement dated ________, 1999 between Greenville First Bank and
         Halton Properties, LLC*

10.3     Data Processing Services Agreement dated June 28, 1999 between
         Greenville First Bancshares and the Intercept Group**

10.4     Form of Stock Warrant Agreement**

10.5     Promissory Note dated February 22, 1999 from Greenville First
         Bancshares, Inc. in favor of John J. Meindl, Jr.**

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)**

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)**

27.1     Financial Data Schedule (for electronic filing purposes)

*        To be filed by Amendment
**       Previously filed